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                                                                    EXHIBIT 99.1

                                   Exhibit A

                     [LETTERHEAD OF TRACINDA CORPORATION]


September 25, 1997



Lionel Sawyer & Collins, Ltd., as Trustee
300 South Fourth Street
Las Vegas, Nevada 89101
Attention: Paul R. Hejmanowski, Esq.

Re: Common stock of MGM Grand, Inc.

Gentlemen:

Reference is hereby made to that certain Trust Agreement dated as of October 23, 1996 by and between, among others, Don King Productions, Inc., a New York corporation and Lionel Sawyer & Collins, Ltd., a professional corporation, as Trustee ("the Trustee").

The undersigned, Tracinda Corporation, a Nevada corporation ("Purchaser") hereby offers to purchase (the "Offer") from the above described Trust, six hundred and eighteen thousand five hundred and fifty-seven (618,557) shares of the outstanding common stock of MGM Grand, Inc., a Delaware corporation (the "Shares") at the purchase price of Forty-four Dollars and Fifty cents ($44.50) per share for an aggregate consideration of Twenty-seven Million, Five Hundred Twenty-five Thousand, Seven Hundred Eighty-six Dollars and Fifty cents ($27,525,786.50) (the "Purchase Price") pursuant to the following terms and conditions:

    1. Payment of Purchase Price: The Purchase Price will be paid by wire
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       transfer of funds to an account specified in writing by Trustee within three (3) business days of acceptance of this offer;

    2. Delivery of Shares: Concurrently with the payment of the Purchase Price,
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       Trustee shall deliver to Purchaser at Trustee's above address, stock certificates evidencing the shares together with duly endorsed stock powers in favor of Purchaser;

    3. Good Title: Upon acceptance of this offer, Trustee on behalf of the
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       Trust only, warrants that the delivery of the shares as provided herein, shall transfer to Purchaser, valid title thereto, free and clear of any lien, charge, claim, right of any third party, adverse claim or any encumbrance of any nature whatsoever;



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        4.   Acceptance of Offer: This offer must be accepted by Trustee, in
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             writing and delivered to Purchaser at its principal office at 4835
             Koval Lane, Las Vegas, Nevada 89109, Attention: Anthony Mandekic, Secretary/Treasurer no later than 5:00 pm PST on September 26, 1997.


Sincerely,


TRACINDA CORPORATION


By  /s/ Richard E. Sobelle
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    Richard E. Sobelle

Acceptance:
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The above offer is hereby accepted:


LIONEL SAWYER & COLLINS, LTD.,
a professional corporation, as Trustee


By  /s/ Paul R. Hejmanowski
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Date: September 25, 1997